EXHIBIT 5.1


February 4, 2003

3M Company
3M Center
St. Paul, MN 55144

Re:  Pre-effective Amendment No. 1 to Registration Statement on Form S-3
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Ladies and Gentlemen:

I have examined the Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 278,979 shares of common stock, par value $0.01 per share (the "Shares") of 3M Company ("3M"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. I understand that the Shares are to be sold from time to time at prevailing prices or as otherwise described in the Registration Statement.

I have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is my opinion that the Shares are validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


Very truly yours,

/s/ Gregg M. Larson
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Gregg M. Larson
Assistant General Counsel